Exhibit 99.1

       Contact:   Michael R. Sand,
         President & CEO
       Dean J. Brydon, CFO
                         (360) 533-4747
                         www.timberlandbank.com

Timberland Bancorp’s First Fiscal Quarter Earnings Per Share Increases 12% to $0.87
Announces a 5% Increase in the Quarterly Cash Dividend and a $0.10 Special Dividend

•	First Fiscal Quarter Net Income Increases 10% to $7.29 Million
•	Quarterly Return on Average Assets of 1.84%
•	Quarterly Return on Average Equity of 15.39%

HOQUIAM, WA – January 25, 2021 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income increased 10% to $7.29 million for the quarter ended December 31, 2020 from $6.65 million for the comparable quarter one year ago and increased 15% from $6.36 million for the preceding quarter.  Earnings per diluted common share (“EPS”) increased 12% to $0.87 for the current quarter from $0.78 for the comparable quarter one year ago and increased 14% from $0.76 for the preceding quarter.

Timberland’s Board of Directors announced a $0.01 increase (5%) in the quarterly cash dividend to shareholders to $0.21 per common share and a special cash dividend of $0.10 per common share.  Both dividends are payable on February 26, 2021, to shareholders of record on February 12, 2021.

“We are pleased to report record quarterly income and continued strong financial metrics for our first fiscal quarter,” stated Michael Sand, President and CEO.  “We are encouraged the vast majority of our borrowers are effectively managing through a difficult economy over which COVID-19 continues to cast a shadow.  We are also encouraged by the possibility of vaccine availability during the next several months and the potential for hard hit individuals and businesses to begin recovering financially from very challenging circumstances.”

“In support of businesses and their employees in our communities, staff members have worked diligently to process and file Paycheck Protection Program (“PPP”) applications for forgiveness,” said Sand.  During the quarter, PPP loan balances decreased $23.4 million with nearly all forgiveness applicants obtaining full forgiveness from the Small Business Administration (“SBA”).  We continue to actively submit forgiveness requests in support of our clients and have begun accepting applications from businesses seeking support from the newly authorized round of PPP financing.  This new round of funding offers assistance to companies that did not receive PPP funding last calendar year and also makes available additional loans targeted at hard hit businesses that previously obtained a PPP loan and need further assistance.  We will actively participate in this extended program in order to provide needed support to businesses in our communities.”

“During the quarter we continued to work with COVID-19 affected borrowers to appropriately defer loans to provide them with economic relief.  We have found the number of deferral requests to be modest.  At December 31, 2020 we had 12 loans remaining in a deferred payment status representing approximately 1.43% of net loans outstanding.  Borrowers were paying interest monthly on 8 of these 12 deferred loans.”

First Fiscal Quarter 2021 Earnings and Balance Sheet Highlights (at or for the period ended December 31, 2020, compared to December 31, 2019 or September 30, 2020):

   Earnings Highlights:
•
Net income increased to $7.29 million for the current quarter from $6.36 million for the preceding quarter and $6.65 million for the comparable quarter one year ago;  EPS increased to $0.87 for the current quarter from $0.76 for the preceding quarter and $0.78 for the comparable quarter one year ago;

•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 15.39% and 1.84%, respectively;
•	Net interest margin was 3.48% for the current quarter compared to 3.44% for the preceding quarter and 4.43% for the comparable quarter one year ago; and

Timberland Fiscal Q1 2021 Earnings
January 25, 2021

•	The efficiency ratio improved to 47.83% from 50.73% for the preceding quarter and 49.43% for the comparable quarter one year ago.

  Balance Sheet Highlights:
•	Total assets increased 25% year-over-year and 1% from the prior quarter;
•	Total deposits increased 27% year-over-year and 1% from the prior quarter;
•	Net loans receivable increased 10% year-over-year and decreased slightly from the prior quarter;
•	Non-performing assets to total assets improved to 0.19%; and
•	Book and tangible book (non-GAAP) values per common share increased to $23.24 and $21.24, respectively, at December 31, 2020.

Operating Results

Operating revenue (net interest income before the provision for loan losses plus non-interest income) increased 4% to $17.58 million for the first fiscal quarter from $16.94 million for the comparable quarter one year ago and increased 2% from $17.24 million for the preceding quarter.

Net interest income increased 4% to $13.02 million for the current quarter from $12.52 million for the preceding quarter and increased slightly (less than 1%) from $13.00 million for the comparable quarter one year ago.  Timberland’s net interest margin (“NIM”) for the current quarter was 3.48% compared to 3.44% for the preceding quarter and 4.43% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately nine basis points due to the accretion of $120,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $196,000 in pre-payment penalties, non-accrual interest, and late fees.  The NIM for the preceding quarter was increased by approximately ten basis points due to the accretion of $173,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $181,000 in pre-payment penalties, non-accrual interest and late fees.  The NIM for the comparable quarter one year ago was increased by approximately 13 basis points due to the accretion of $146,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $233,000 in pre-payment penalties, non-accrual interest and late fees.  Also affecting the net interest income comparisons are PPP loans, which have a 1.00% interest rate and have loan origination fees, which are accreted into interest income over the life of each loan.  During the quarter ended December 31, 2020, Timberland recorded $295,000 in interest income on PPP loans and accreted $1.14 million in PPP loan origination fees into income.  During the quarter ended September 30, 2020, Timberland recorded $316,000 in interest income on PPP loans and accreted $599,000 in PPP loan origination fees into income.  At December 31, 2020, Timberland had $2.58 million in PPP deferred loan origination fees remaining to be accreted into interest income during the remaining life of the loans.

No provision for loan losses was made during the current quarter compared to a $500,000 provision for loan losses for the preceding quarter and a $200,000 provision for loan losses for the comparable quarter one year ago.

Non-interest income increased 16% to $4.56 million for the current quarter from $3.94 million for the comparable quarter one year ago and decreased 3% from $4.72 million for the preceding quarter.  The decrease in non-interest income compared to the preceding quarter was primarily due to a $147,000 decrease in gain on sales of loans and smaller decreases in several other categories.  The decrease in gain on sales of loans was primarily due to a decrease in the dollar amount of fixed rate one- to four-family loans sold during the current quarter.  Also affecting non-interest income for the current quarter was a $236,000 valuation allowance on servicing rights, which was primarily due to prepayment speeds increasing on mortgages being serviced in the current low interest rate environment.

Total operating expenses for the current quarter decreased 4% to $8.41 million from $8.74 million for the preceding quarter and increased slightly (less than 1%) from $8.37 million for the comparable quarter one year ago.  The decrease in operating expenses compared to the preceding quarter was primarily due to a $241,000 decrease in OREO expense, a $111,000 decrease in professional fees and smaller decreases in several other expense categories.  These decreases were partially offset by a $175,000 increase in salaries and employee benefits and smaller increases in several other expense categories.  The decrease in OREO expense was primarily due to a market value write-down in the preceding quarter and expense recoveries in the current quarter.  The decrease in professional fees was primarily due to the timing of several consulting and auditing engagements that increased expenses in the preceding quarter.  The increase in salaries and employee benefits was primarily due to annual salary

Timberland Fiscal Q1 2021 Earnings
January 25, 2021

adjustments that became effective in October 2020.  The efficiency ratio for the current quarter improved to 47.83% from 50.73% for the preceding quarter and 49.43% for the comparable quarter one year ago.

The provision for income taxes for the current quarter increased $248,000 to $1.88 million from $1.64 million for the preceding quarter, primarily due to higher income before income taxes.  Timberland’s effective income tax rate was 20.5% for both the quarter ended December 31, 2020 and the quarter ended September 30, 2020.

Balance Sheet Management

Total assets increased $22.43 million, or 1%, to $1.59 billion at December 31, 2020 from $1.57 billion at September 30, 2020.  The increase was primarily due to an increase in total cash and cash equivalents, which was partially offset by a decrease in CDs held for investment.  The increase in total assets was funded primarily by an increase in total deposits and by retained net income.

Loans

Net loans receivable decreased $6.57 million to $1.007 billion at December 31, 2020 from $1.014 billion at September 30, 2020.  The decrease during the current quarter was primarily due to a $23.35 million decrease in PPP loan balances, and smaller decreases in several other categories.  These decreases were partially offset by a $10.10 million increase in commercial real estate mortgage loans, a $6.26 million decrease in the undisbursed portion of construction loans in process and smaller changes in several other categories.

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Loan Portfolio
($ in thousands)
	December 31, 2020		September 30, 2020		December 31, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$115,613	10%	$118,580	10%	$129,373	13%
Multi-family	89,413	8	85,053	8	78,326	8
Commercial	463,670	41	453,574	40	439,024	44
Construction - custom and
owner/builder	117,872	10	129,572	12	124,530	12
Construction - speculative one-to four-family	20,291	2	14,592	1	18,764	2
Construction - commercial	41,491	4	33,144	3	36,670	4
Construction - multi-family	29,410	3	34,476	3	33,290	3
Construction - land
development	6,943	1	7,712	1	1,656	--
Land	22,635	2	25,571	2	29,419	3
Total mortgage loans	907,338	81	902,274	80	891,052	89

Consumer loans:
Home equity and second
Mortgage	35,446	3	32,077	3	39,103	4
Other	2,979	--	3,572	--	4,093	--
Total consumer loans	38,425	3	35,649	3	43,196	4

Commercial loans:
Commercial business loans	71,257	7	69,540	6	73,790	7
SBA PPP loans	103,468	9	126,820	11	--	--
Total commercial loans	174,725	16	196,360	17	73,790	7
Total loans	1,120,488	100%	1,134,283	100%	1,008,038	100%
Less:
Undisbursed portion of
construction loans in
process	(94,298)		(100,558)		(82,172)
Deferred loan origination
fees	(5,449)		(6,436)		(2,834)
Allowance for loan losses	(13,432)		(13,414)		(9,882)
Total loans receivable, net	$1,007,309		$1,013,875		$913,150
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $10,871, $4,509 and $5,420 at December 31, 2020, September 30, 2020 and December 31, 2019, respectively.

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The following table highlights eight commercial real estate (“CRE”) segments generally presumed to have the potential to be more adversely affected by work at home and COVID related social distancing practices than other segments of the loan portfolio.

CRE Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Amount	Percent of CRE Portfolio	Percent of Total Loan Portfolio
Office buildings	$76,817	17%	7%
Medical/dental offices	62,965	14	6
Other retail buildings	41,144	9	4
Hotels/motels	27,223	6	2
Restaurants	25,331	5	2
Nursing homes	19,088	4	2
Shopping centers	14,421	3	1
Churches	12,384	2	1
Additional CRE	184,297	40	16
Total CRE	$463,670	100%	41%

Within Timberland’s commercial business loan portfolio (non-CRE) resides a segment of restaurant loans totaling $13.53 million in outstanding balances at December 31, 2020.  During the quarter, loan balances attributable to this segment decreased $3.29 million from the September 30, 2020 balance of $16.82 million.  As additional security for these loans, Timberland holds cash collateral of 25% of the segment’s associated outstanding loan balances.  Unless prior arrangements are made, and Timberland consents, loans falling more than four weeks delinquent are eligible for purchase from Timberland’s portfolio in accordance with a Marketing and Servicing Agreement in existence since March 6, 2014.  As an accommodation, Timberland has agreed to temporarily extend the purchase requirement to 12 weeks before a purchase is required from the portfolio.

Timberland originated $156.57 million in loans during the quarter ended December 31, 2020, compared to $132.55 million for the comparable quarter one year ago and $114.15 million for the preceding quarter. Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of SBA loans.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $43.84 million were sold compared to $34.56 million for the comparable quarter one year ago and $46.85 million for the preceding quarter.

Timberland’s investment securities and CDs held for investment decreased $11.45 million, or 8%, to $140.87 million at December 31, 2020, from $152.32 million at September 30, 2020.  The decrease was primarily due to CDs maturing during the quarter and was partially offset by the purchase of additional mortgage-backed investment securities.

Timberland’s liquidity continues to remain strong.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 33.4% of total liabilities at December 31, 2020, compared to 31.8% at September 30, 2020, and 21.3% one year ago.

Deposits

Total deposits increased $16.71 million, or 1%, during the current quarter to $1.38 billion at December 31, 2020, from $1.36 billion at September 30, 2020.  The quarter’s increase consisted of a $10.26 million increase in NOW checking account balances, a $10.09 million increase in money market account balances, and a $7.09 million increase in savings account balances.  These increases were partially offset by a $6.79 million decrease in certificates of deposit account balances and a $3.94 million decrease in non-interest-bearing demand account balances.

Timberland Fiscal Q1 2021 Earnings
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Deposit Breakdown ($ in thousands)

	December 31, 2020		September 30, 2020		December 31, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$437,953	32%	$441,889	32%	$297,676	27%
NOW checking	387,158	28	376,899	28	303,493	28
Savings	226,955	16	219,869	16	175,610	16
Money market	158,928	12	149,922	11	134,131	13
Money market – reciprocal	12,389	1	11,303	1	8,159	1
Certificates of deposit under $250	124,789	9	129,579	10	133,271	12
Certificates of deposit $250 and over	26,944	2	28,945	2	28,933	3
Certificates of deposit – brokered	--	--	--	--	3,204	--
Total deposits	$1,375,116	100%	$1,358,406	100%	$1,084,477	100%

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $5.70 million to $193.33 million at December 31, 2020, from $187.63 million at September 30, 2020.  The increase in shareholders’ equity was primarily due to net income of $7.29 million for the quarter, which was partially offset by the payment of $1.66 million in dividends to shareholders and the repurchase of 2,900 shares of the Company’s common stock for $58,000 (an average price of $20.04 per share).  Timberland had 141,952 shares available to be repurchased under the existing stock repurchase plan at December 31, 2020.

Timberland remains well capitalized with a total risk-based capital ratio of 21.48% and a Tier 1 leverage capital ratio of 11.36% at December 31, 2020.

Asset Quality and Loan Deferrals

Timberland’s non-performing assets to total assets ratio improved to 0.19% at December 31, 2020 from 0.39% one year ago and 0.27% at September 30, 2020.  There were net recoveries of $18,000 for the current quarter compared to net recoveries of $20,000 for the preceding quarter and net charge-offs of $8,000 for the comparable quarter one year ago.  No provision for loan losses was made during the current quarter compared to a $500,000 provision for the preceding quarter and a $200,000 provision for loan losses for the comparable quarter one year ago.

Timberland continues to work with borrowers affected by the COVID-19 pandemic with loan deferral and forbearance plans.  As of June 30, 2020, Timberland had granted deferrals (primarily 90-day payment deferrals with interest continuing to accrue or be paid monthly) for loans with balances aggregating to $135.83 million (13.4% of net loans receivable).  However, the vast majority of borrowers that were granted deferrals have resumed making regular payments and as of December 31, 2020, only 12 loans with balances totaling $14.39 million (1.4% of net loans receivable) remained on deferral status.  The following table details the COVID-19 loan modifications still on deferral status as of December 31, 2020:

COVID-19 Loan Modifications
($ in thousands)

Industry / Collateral Type	Amount	Percent of Net Loans Receivable
Hotel	$7,086	0.70%
Industrial warehouse	2,631	0.26
Restaurant	1,964	0.20
Construction – commercial (hotel)	1,439	0.14
Church	1,067	0.11
Entertainment facility	184	0.02
Other consumer	18	--
Total loan modifications	$14,389	1.43%

Timberland Fiscal Q1 2021 Earnings
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The allowance for loan losses (“ALL”) as a percentage of loans receivable increased to 1.32% at December 31, 2020 from 1.07% one year ago and 1.31% at September 30, 2020.  If PPP loans, which are 100% SBA guaranteed, are excluded, the ALL to loans receivable (excluding PPP loans) at December 31, 2020 was 1.46% (non-GAAP).

The ALL as a percentage of loans receivable is also impacted by the loans acquired in the South Sound Acquisition.  Included in the recorded value of loans acquired in acquisitions are net discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The initial recorded value of loans acquired in the South Sound Acquisition was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Acquisition was $669,000 at December 31, 2020.  The allowance for loan losses to loans receivable (excluding PPP loan balances and the remaining aggregate balance of the loans acquired in the South Sound Acquisition) was 1.56% (non-GAAP) at December 31, 2020.

The following table details the ALL as a percentage of loans receivable:
	Dec. 31,	Sept. 30,	Dec. 31,
	2020	2020	2019
ALL to loans receivable	1.32%	1.31%	1.07%
ALL to loans receivable (excluding PPP loans) (non-GAAP)	1.46%	1.49%	1.07%
ALL to loans receivable (excluding PPP loans and South Sound Acquisition loans) (non-GAAP)	1.56%	1.60%	1.18%

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $1.05 million, or 27%, to $2.82 million at December 31, 2020, from $3.87 million one year ago, and decreased $926,000, or 25%, from $3.75 million at September 30, 2020.  Non-accrual loans decreased $489,000, or 16%, to $2.58 million at December 31, 2020 from $3.07 million one year ago and decreased $324,000, or 11%, from $2.91 million at September 30, 2020.

Non-Accrual Loans
($ in thousands)

	December 31, 2020		September 30, 2020		December 31, 2019
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$419	2	$659	3	$942	4
Commercial	643	3	858	4	736	3
Land	405	4	394	3	198	2
Total mortgage loans	1,467	9	1,911	10	1,876	9

Consumer loans
Home equity and second
mortgage	607	7	555	6	581	6
Other	9	1	9	1	12	1
Total consumer loans	616	8	564	7	593	7

Commercial business loans	498	8	430	6	601	9
Total loans	$2,581	25	$2,905	23	$3,070	25

OREO and other repossessed assets decreased 84% to $268,000 at December 31, 2020, from $1.66 million at December 31, 2019, and decreased 74% from $1.05 million at September 30, 2020.  At December 31, 2020, the OREO and other repossessed asset portfolio consisted of four individual land parcels.  During the quarter ended December 31, 2020, two OREO properties were sold, resulting in a $21,000 gain.

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January 25, 2021

OREO and Other Repossessed Assets
($ in thousands)

	December 31, 2020		September 30, 2020		December 31, 2019
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Land	$268	4	$1,050	6	$1,659	11
Total	$268	4	$1,050	6	$1,659	11

Acquisition of South Sound Bank
On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Acquisition”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plan, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: the effect of the novel coronavirus of 2019 (“COVID-19”) pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; uncertainty regarding the future of the London Interbank Offered Rate (“LIBOR”), and the potential transition away from LIBOR toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street

Timberland Fiscal Q1 2021 Earnings
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Reform and Consumer Protection Act and implementing regulations; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board (“FASB”), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services including the Coronavirus Aid, Relief, and Economic Security Act of 2020 (“CARES Act”) and the Consolidated Appropriations Act, 2021 (“CAA”); and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this report to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements.  These risks could cause our actual results for fiscal 2021 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q1 2021 Earnings
January 25, 2021

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Dec. 31,	Sept. 30,	Dec. 31,
(unaudited)	2020	2020	2019
Interest and dividend income
Loans receivable	$13,318	$12,884	$12,764
Investment securities	301	305	439
Dividends from mutual funds, FHLB stock and other investments	28	33	37
Interest bearing deposits in banks	310	371	951
Total interest and dividend income	13,957	13,593	14,191

Interest expense
Deposits	904	1,044	1,189
Borrowings	29	29	--
Total interest expense	933	1,073	1,189
Net interest income	13,024	12,520	13,002
Provision for loan losses	--	500	200
Net interest income after provision for loan losses	13,024	12,020	12,802

Non-interest income
Service charges on deposits	1,055	1,011	1,200
ATM and debit card interchange transaction fees	1,156	1,200	1,094
Gain on sales of loans, net	2,002	2,149	953
Bank owned life insurance (“BOLI”) net earnings	149	149	147
Servicing income on loans sold	15	22	74
Valuation allowance on servicing rights, net	(236)	(197)	(23)
Recoveries on investment securities, net	5	7	103
Other	413	374	390
Total non-interest income, net	4,559	4,715	3,938

Non-interest expense
Salaries and employee benefits	4,613	4,438	4,722
Premises and equipment	957	1,048	894
Gain on disposition of premises and equipment, net	--	--	(99)
Advertising	156	138	183
OREO and other repossessed assets, net	(26)	215	(1)
ATM and debit card processing	431	425	440
Postage and courier	138	152	135
State and local taxes	283	293	216
Professional fees	231	342	269
FDIC insurance expense (credit)	96	88	(27)
Loan administration and foreclosure	80	89	89
Data processing and telecommunications	606	583	584
Deposit operations	284	278	317
Amortization of core deposit intangible (“CDI”)	90	102	101
Other, net	471	552	550
Total non-interest expense, net	8,410	8,743	8,373

Income before income taxes	9,173	7,992	8,367
Provision for income taxes	1,883	1,635	1,715
Net income	$7,290	$6,357	$6,652

Net income per common share:
Basic	$0.88	$0.76	$0.80
Diluted	0.87	0.76	0.78

Weighted average common shares outstanding:
Basic	8,313,493	8,310,793	8,341,470
Diluted	8,412,744	8,379,170	8,475,029

Timberland Fiscal Q1 2021 Earnings
January 25, 2021

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2020	2020	2019
Assets
Cash and due from financial institutions	$24,226	$21,877	$24,322
Interest-bearing deposits in banks	325,987	292,575	94,529
Total cash and cash equivalents	350,213	314,452	118,851

Certificates of deposit (“CDs”) held for investment, at cost	49,629	65,545	76,249
Investment securities:
Held to maturity, at amortized cost	24,509	27,890	39,080
Available for sale, at fair value	65,762	57,907	37,873
Investments in equity securities, at fair value	974	977	953
FHLB stock	1,922	1,922	1,437
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	10,871	4,509	5,420

Loans receivable	1,020,741	1,027,289	923,032
Less: Allowance for loan losses	(13,432)	(13,414)	(9,882)
Net loans receivable	1,007,309	1,013,875	913,150

Premises and equipment, net	22,753	23,035	22,588
OREO and other repossessed assets, net	268	1,050	1,659
BOLI	21,745	21,596	21,152
Accrued interest receivable	4,490	4,484	3,665
Goodwill	15,131	15,131	15,131
CDI	1,535	1,625	1,930
Servicing rights, net	3,036	3,095	2,599
Operating lease right-of-use assets	2,512	2,587	2,823
Other assets	2,746	3,298	2,982
Total assets	$1,588,405	$1,565,978	$1,270,542

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$437,953	$441,889	$297,676
Deposits: Interest-bearing	937,163	916,517	786,801
Total deposits	1,375,116	1,358,406	1,084,477

Operating lease liabilities	2,565	2,630	2,823
FHLB borrowings	10,000	10,000	--
Other liabilities and accrued expenses	7,399	7,312	7,589
Total liabilities	1,395,080	1,378,348	1,094,889

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,317,793 shares issued and outstanding – December 31, 2020 8,310,793 shares issued and outstanding – September 30, 2020 8,346,394 shares issued and outstanding – December 31, 2019	42,480	42,396	43,246
Retained earnings	150,801	145,173	132,553
Accumulated other comprehensive income (loss)	44	61	(146)
Total shareholders’ equity	193,325	187,630	175,653
Total liabilities and shareholders’ equity	$1,588,405	$1,565,978	$1,270,542

Timberland Fiscal Q1 2021 Earnings
January 25, 2021

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2020	2020	2019
PERFORMANCE RATIOS:
Return on average assets (a)	1.84%	1.65%	2.12%
Return on average equity (a)	15.39%	13.78%	15.40%
Net interest margin (a)	3.48%	3.44%	4.43%
Efficiency ratio	47.83%	50.73%	49.43%

ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$2,581	$2,905	$3,070
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	205	209	254
OREO and other repossessed assets	268	1,050	1,659
Total non-performing assets (b)	$3,054	$4,164	$4,983

Non-performing assets to total assets (b)	0.19%	0.27%	0.39%
Net charge-offs (recoveries) during quarter	$(18)	$(20)	$8
ALL to non-accrual loans	520%	462%	322%
ALL to loans receivable (c)	1.32%	1.31%	1.07%
ALL to loans receivable (excluding PPP loans) (d) (non-GAAP)	1.46%	1.49%	1.07%
ALL to loans receivable (excluding PPP loans and South Sound Acquisition loans) (d) (e) (non-GAAP)	1.56%	1.60%	1.18%
Troubled debt restructured loans on accrual status (f)	$2,868	$2,868	$2,894

CAPITAL RATIOS:
Tier 1 leverage capital	11.36%	11.26%	12.91%
Tier 1 risk-based capital	20.23%	20.08%	18.31%
Common equity Tier 1 risk-based capital	20.23%	20.08%	18.31%
Total risk-based capital	21.48%	21.34%	19.47%
Tangible common equity to tangible assets (non-GAAP)	11.24%	11.03%	12.65%

BOOK VALUES:
Book value per common share	$23.24	$22.58	$21.05
Tangible book value per common share (g)	21.24	20.56	19.00
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include PPP loans totaling $103,468, $126,820 and $0 at December 31, 2020, September 30, 2020 and December 31, 2019, respectively.
(e)  Does not include loans acquired in the South Sound Acquisition totaling $56,874, $63,721 and $85,365 at December 31, 2020, September 30, 2020 and December 31, 2019, respectively.
(f)  Does not include troubled debt restructured loans totaling $197, $203 and $354 reported as non-accrual loans at December 31, 2020, September 30, 2020 and December 31, 2019 respectively.
(g)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q1 2021 Earnings
January 25, 2021

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	December 31, 2020		September 30, 2020		December 31, 2019
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,030,289	5.17%	$1,031,689	5.00%	$911,905	5.60%
Investment securities and FHLB stock (1)	94,033	1.40	84,756	1.59	65,949	2.89
Interest-earning deposits in banks and CDs	374,376	0.33	339,224	0.44	196,322	1.93
Total interest-earning assets	1,498,698	3.73	1,455,669	3.74	1,174,176	4.83
Other assets	84,077		87,140		83,405
Total assets	$1,582,775		$1,542,809		$1,257,581

Liabilities and Shareholders’ Equity
NOW checking accounts	$377,760	0.19%	$360,622	0.23%	$296,402	0.30%
Money market accounts	168,503	0.33	159,951	0.38	133,755	0.56
Savings accounts	222,866	0.08	214,080	0.09	174,590	0.08
Certificates of deposit accounts	155,125	1.38	161,674	1.55	166,799	1.78
Total interest-bearing deposits	924,254	0.39	896,327	0.47	771,546	0.61
Borrowings	10,000	1.15	10,000	1.15	--	--
Total interest-bearing liabilities	934,254	0.40	906,327	0.47	771,546	0.61

Non-interest-bearing demand deposits	448,350		440,950		305,452
Other liabilities	10,687		10,966		7,825
Shareholders’ equity	189,484		184,566		172,758
Total liabilities and shareholders’ equity	$1,582,775		$1,542,809		$1,257,581

Interest rate spread		3.33%		3.27%		4.22%
Net interest margin (2)		3.48%		3.44%		4.43%
Average interest-earning assets to
average interest-bearing liabilities	160.42%		160.61%		152.18%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q1 2021 Earnings
January 25, 2021

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	December 31, 2020	September 30, 2020	December 31, 2019

Shareholders’ equity	$193,325	$187,630	$175,653
Less goodwill and CDI	(16,666)	(16,756)	(17,061)
Tangible common equity	$176,659	$170,874	$158,592

Total assets	$1,588,405	$1,565,978	$1,270,542
Less goodwill and CDI	(16,666)	(16,756)	(17,061)
Tangible assets	$1,571,739	$1,549,222	$1,253,481